UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 27, 2016

Monaker Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52669	26-3509845
(Commission File Number)	(I.R.S. Employer Identification No.)

2690 Weston Road, Suite 200

Weston, Florida 33331

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On April 27, 2016, Monaco Investment Partners II, LP (“Monaco Investments”) exercised warrants that were granted on October 1, 2015 (expiring September 30, 2016) at a price per share of $1.50 for 100,000 shares of common stock (“Common Stock”) of Monaker Group, Inc. (the “Company”). Also, on April 27, 2016 Monaco Investments exercised warrants that were granted on November 3, 2015 (expiring November 2, 2016) at a price per share of $1.50 for 100,000 shares of Common Stock of the Company, for aggregate cash proceeds of $300,000.  Donald P. Monaco, a member of our Board of Directors, is the managing general partner of Monaco Investments.

The 200,000 shares of Common Stock issued upon the above-described exercise of the warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were issued in reliance on the exemption from registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  The recipient acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. An aggregate of 200,000 shares of our Common Stock were issued upon exercise of the warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONAKER GROUP, INC.

Date: May 3, 2016	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer